Exhibit 10.38

Second Amended and Restated

Fender Musical Instruments Corporation

Annual Incentive Plan

Effective June 1, 2012

Second Amended and Restated

Fender Musical Instruments Corporation

Annual Incentive Plan

Article 1. Establishment, Purpose, and Effective Date

1.1 Establishment of the Plan. Fender Musical Instruments Corporation (“the Company “) hereby establishes the Second Amended and Restated Fender Musical Instruments Corporation Annual Incentive Plan (the “Plan”) for certain key employees of the Company selected by the Compensation Committee (“the Committee”) to participate in the Plan. The Plan provides for incentive payments to Participants based on the performance of the Company over fiscal year periods.

1.2 Purpose of the Plan. The primary purpose of the Plan is to: (a) Align the goals of the Participant to the goals and success of the Company; (b) motivate Participants to build and sustain a successful business; (c) achieve long-term goals that are considered key to the Company’s success; and (d) attract, motivate, retain, and reward the best talent.

1.3 Effective Date. This Plan was approved by the Company’s Board of Directors on May 7, 2012. The Plan will only be effective on the day immediately following the effectiveness of the initial public offering of the Company’s Common Stock (an “IPO”) (the “Effective Date”). Until the occurrence of an IPO, the Predecessor Plans will remain in full force and effect.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

(a)	“Base Salary” means, with respect to a Participant, the sum of the salary (base pay, vacation, sick, holiday, bereavement and jury duty pay) earned and paid to the Participant during the Performance Period. Specifically excluded from the Base Salary calculation is any bonuses, commission, and any discretionary payments made to the employee.

(b)	“Change in Control” shall have the same meaning as set forth in the Company’s 2012 Long-Term Incentive Plan, as in effect from time, or any successor plan thereto.

(c)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations or official pronouncements and any successor or similar provision.

(d)	“Committee” means the Compensation Committee of the Board of Directors, or such other committee established by the Board of Directors to administer the Plan.

(e)	“Company” means Fender Musical Instruments Corporation, a Delaware corporation, together with any of its subsidiaries, and any successors thereto.

(f)	(g) “Disability” means a condition of a Participant, as determined by the Committee in its discretion, the result of which a Participant:

(i)	Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to last for a continuous period of not less than twelve (12) months; or

(ii)	Is, by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident, disability or health plan covering employees of the Company.

Nothing in this Plan shall be construed to affect, increase or decrease any party’s rights or obligations under the Americans with Disabilities Act, or any similar state law.

(h)	“Incentive Award” means a discretionary payment paid to a Participant based upon achievement of the applicable Performance Goals, established in accordance with the Plan.

(i)	“Participant” means any employee approved by the Committee or its designee to participate in the Plan.

(j)	“Performance-Based Compensation” means compensation under an Incentive Award, which, to the extent applicable, is intended to constitute performance-based compensation for purposes of Code Section 409A.

(k)	“Performance Measures” means measures as described in Section 5.4 on which the pre-established Performance Goals are based.

(l)	“Performance Period” means the Company’s fiscal year, as determined by the Committee in its discretion.

(m)	“Plan” means this Second Amended and Restated Fender Musical Instruments Corporation Annual Incentive Plan, as in effect from time to time.

(n)	“Target Award” means the bonus opportunity established by the Committee for each Participant under Section 5.3(a).

Article 3. Administration

3.1 Plan Administration. The Plan shall be administered by the Committee. The Committee may delegate recordkeeping, calculation, payment, and other ministerial or administrative functions to individuals designated by the Committee, who may be employees of the Company.

3.2 Authority of the Committee. Except as limited by law, and subject to the provisions hereof, the Committee shall determine: (i) the Participants who shall be eligible to participate in the Plan, (ii) the amount of each Target Award and Incentive Award, (iii) the terms and conditions of the Target Award, and (iv) the Performance Measures in a manner consistent with the Plan, including conditions under which the opportunity to receive an Incentive Award for a Performance Period shall be forfeited. The Committee shall (i) have the power to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (ii) establish, amend, or waive rules and regulations for the Plan’s administration; (iii) amend the terms and conditions of any outstanding Target Award (except with respect to any modification related to a Covered Employee) for reasons the Committee deems appropriate including, without limitation, to take into account unforeseen or extraordinary circumstances or corporate events; and (iv) determine the time when Incentive Awards will be paid. Notwithstanding any provision in this Plan to the contrary, any such amendment to the terms and conditions of any outstanding Target Awards must be made by the end of the Performance Period applicable to such awards, unless otherwise permitted by law; and provided further, that any change as to the time when Incentive Awards will be paid may be made only in the very limited circumstances provided for under Code Section 409A and in accordance with the requirements of Treasury Regulation Section 1.409A-3(d). Following the end of each Performance Period, the Committee shall determine (in writing with respect to any Covered Employee) whether the Performance Goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Incentive Award. No Incentive Award payment will be made until such certification is made by the Committee. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

3.3 Decisions Binding. All determinations and decisions of the Committee in respect of the Plan, any Target Award, Incentive Award or any dispute or claim arising under the Plan, including questions of construction and interpretation, and eligibility for a Target Award or Incentive Award, shall be final, binding, and conclusive upon all parties.

3.4 Indemnification. Any member or former member of the Committee or any individual to whom authority is or has been delegated shall not be held personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each individual who is or has been a member of the Committee, or delegated authority by the Committee, shall be indemnified and held harmless by the Company from and against any cost, liability, or expense imposed or incurred in connection with any act or failure to act under the Plan. Each such individual shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

Article 4. Eligibility and Participation

4.1 Eligibility. Only those key employees designated by the Committee for a given Performance Period shall participate in the Plan and receive an Incentive Award hereunder for that Performance Period. No Participant or other employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, despite having previously participated in the Plan. The Committee may delegate its powers and duties to select Participants and set Target Awards to one or more officers or a committee of officers; provided, however, that the Committee may not delegate its power to make determinations regarding the officers of the Company and any Covered Employees.

4.2 Participation. Key employees who are chosen to participate in the Plan in a given Performance Period shall be notified, as soon as is practicable. The notification shall include each Participant’s individual Target Award. The Target Award shall be based on the Participant’s position in the Company and shall be expressed as a percentage of the Participant’s Base Salary. No employee of the Company shall have a right to participate in the Plan during any Performance Period unless and until he or she is notified in writing of such participation.

Article 5. Incentive Award Determination

5.1 General. All Incentive Awards under the Plan shall be granted upon terms approved by the Committee. No Incentive Award shall, however, be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Incentive Award shall relate to a designated Performance Period.

5.2 Performance Period. An Incentive Award will be determined based on established Performance Goals for each fiscal year of the Company. The initial Performance Period shall begin on the first day of the fiscal year.

5.3 Selection of Performance Criteria. The Committee shall determine the following for each Participant in the manner and within the time limits specified in this Article 5 for each Performance Period:

(a)	Target Award. A pre-established Target Award will be expressed as a percentage of the Participant’s Base Salary. Except to the extent the Company is subject to Section 162(m), such Target Award may change during the year due to a change in job responsibilities or assignment, or other such related factors. In the event of such a change in the Target Award, the actual Incentive Award will be based on the Participant’s Base Salary for the portion of the Performance Period in which the Target Award is applicable;

(b)	Incentive Award. The Incentive Award will be expressed as a percentage of the Target Award that will be paid to the Participant at specified levels of performance by the Company based on the Performance Goals pre-established by the Committee;

(c)	Performance Goals. The pre-established performance goals based on one or more of the applicable Performance Measures set forth under Section 5.4 (each, a “Performance Goal”); and

(d)	Conditions on Incentive Award. The Committee may determine if there are any specific conditions under which an Incentive Award specified under (b) above may be increased, reduced, or forfeited, such as based on individual performance.

5.4 Performance Measurement. The Performance Goals upon which the payment or vesting of an Incentive Award to a Participant that is intended to qualify as Performance-Based Compensation shall be determined by the Committee in its discretion and shall be financial metrics (as determined by the Committee in its discretion), project-based metrics (as determined by the Committee in its discretion) or a combination thereof.

Any Performance Measure may be used to measure the performance of the Company as a whole or any business unit of the Company or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index(es) that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices.

In addition to the foregoing Performance Measures, to the extent a Participant is not a Covered Employee, the Committee may, in its discretion, establish other performance measures, whether quantitative or qualitative, upon which to base such Participant’s Incentive Award.

5.5 Time of Determination by the Committee. All determinations to be made by the Committee in establishing Performance Goals for a Performance Period pursuant to this Article 5 shall be made by the Committee by the end of the first ninety (90) days of such Performance Period.

5.6 Maximum Award Payable. The maximum aggregate amount payable with respect to an Incentive Award to any one Participant in any one Performance Period may not exceed five million dollars ($5,000,000).

5.7 Evaluation of Performance. The Committee may provide in any such Incentive Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions would cause an Incentive Award to a Covered Employee to cease to be “performance-based compensation” within the meaning of Section 162(m) of the Code, they shall be prescribed in a form, if any, that meets the requirements of Code Section 162(m).

5.8 Adjustment of Payment. Incentive Awards that are intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m) may not be adjusted upward. The Committee shall retain the discretion to adjust such awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Article 6. Payment of Incentive Awards

6.1 Form and Timing of Payment. Except as otherwise provided in the Plan, the Incentive Award shall be paid to the Participant as soon as practicable following the end of the Performance Period but in no event later than 75 days after the close of the Performance Period.

6.2 No Rights Before Payment. The Participant shall have no right with respect to any Incentive Award or any portion of an Incentive Award unless the Participant is employed on the final day of the Performance Period.

6.3 Unsecured Interest. No Participant or any other party claiming an interest in amounts that may be paid under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, conditioned on continued employment, such right shall be equivalent to that of an unsecured general creditor of the Company.

6.4 Nontransferability. Rights under the Plan may not be sold, transferred, pledged, assigned, or otherwise alternated or hypothecated, other than by the laws of descent and distribution.

Article 7. Change in Employment Status

7.1 Termination of Employment Due to Disability or Death. If a Participant ceases to be a Participant before the end of any Performance Period because of Disability or death, a pro-rata Incentive Award shall be paid to the Participant (or the Participant’s beneficiary and/or estate) after the end of the Performance Period and at the same time payment is made to all other Participants, based on the number of days during the Performance Period through the date of the Participant’s death or Disability.

7.2 Termination of Employment for Other Reasons. In the event a Participant’s employment with the Company terminates during any Performance Period for any reason other than death or Disability, the Participant shall have no right to an Incentive Award for the Performance Period then in progress.

Article 8. Rights of Participants

8.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2 Nature of the Plan. This Plan is intended as an annual short-term incentive plan, providing benefits to a select group of management employees.

Article 9. Termination and Amendment

The Committee may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of the Company; provided that any such termination or amendment that affects the terms and conditions of any outstanding Target Awards or the time when Incentive Awards will be paid must be made by the end of the Performance Period applicable to such awards, unless otherwise permitted by law and in a manner that complies with the requirements of Code Section 409A. No termination or amendment may impair the validity of, or the obligation of the Company to pay, any Incentive Award awarded for any Performance Period in effect in the year in which termination of the Plan occurs. All such Incentive Awards shall be paid out at such times as otherwise provided in this Plan, as if such Plan had not terminated. Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and any applicable Performance Goals and Target Awards without Participant consent to the extent necessary to comply with applicable law or changes to applicable law and related regulations or other guidance, including, but not limited to, applicable federal tax and securities laws; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders if stockholder approval is required by any applicable law, rule or regulation.

Article 10. Change in Control

Upon a Change in Control, all outstanding Incentive Awards for an incomplete Performance Period shall be paid in an amount equal to one hundred percent (100%) of each Participant’s Target Award for the full Performance Period, multiplied by the ratio of the number of days in the Performance Period through the date of the Change in Control over the number of days in the applicable fiscal year.

Article 11. General Provisions

11.1 Benefits Not Guaranteed. The establishment and maintenance of the Plan by the Company or participation in the Plan shall not provide any guarantee or other assurance to the Participant that an Incentive Award will be payable under the terms of the Plan. Nothing in the Plan shall confer upon a Participant any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

11.2 Governing Law. The Plan and any agreements hereunder, shall be governed by and construed in accordance with the laws of the state of Arizona.

11.3 Withholding Taxes. The Company shall withhold from each Incentive Award an amount sufficient to satisfy federal, state, and local income and employment tax requirements.

11.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

11.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.6 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.7 Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of any agreement or communication issued in connection with the Plan, the provisions of the Plan shall govern.

11.8 Incentive Award not Counted as Compensation for Other Plans. No Incentive Award shall be counted as compensation for purposes of determining Base Salary under this Plan, or for the purposes of determining compensation under other benefit plans or programs of the Company, including but not limited to life insurance or disability plans, unless such benefit plans or programs specifically provide for inclusion of such amount.